TBS International Continues Discussions with its Lenders

DUBLIN, IRELAND – March 31, 2010 –

TBS International plc (NASDAQ: TBSI) announced today that it has secured a waiver through April 30, 2010 of certain covenants with respect to its outstanding credit facilities with its syndicate of lenders led by Bank of America, its syndicate of lenders led by The Royal Bank of Scotland and its syndicate of lenders led by DVB Group Merchant Bank, as well as its loan agreements with AIG Commercial Equipment, Commerzbank AG, Berenberg Bank and Credit Suisse (the "Financing Facilities").  The 30-day waiver is intended to give the parties adequate time to continue negotiations of new credit facilities, or amendments to existing credit facilities, which TBS International believes will be executed prior to April 30.

In December 2009, the company entered into agreements with the lenders under the Financing Facilities to waive certain financial covenants through March 31, 2010.  On March 31, 2010, the Financing Facilities were further modified to provide a waiver through April 30, 2010 of the collateral coverage covenants and other financial covenants, provided that the company satisfies new covenants, including minimum end of month cash balances of not less than $25.0 million and a minimum ratio of earnings before interest, depreciation and amortization to interest expense.

Forward-Looking Statements "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:

•	changes in demand for the company's services, which are increasingly difficult to predict due to current economic conditions and uncertainty;
•	the effect of a decline in vessel valuations;
•	the company's ability to maintain financial ratios and satisfy financial covenants required by its credit facilities;
•	the company's ability to finance its operations and raise additional capital on commercially reasonable terms or at all;
•
changes in rules and regulations applicable to the shipping industry, including legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns, which may significantly affect overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•	volatility in costs, including changes in production of or demand for oil and petroleum products, crew wages, insurance, provisions, repairs and maintenance, generally or in particular regions;
•	the risk that financial counterparties will default;
•	a material decline or weakness in shipping rates, which may occur if the economic recovery is not sustainable;
•	changes in general domestic and international political conditions;
•
changes in the condition of the company's vessels or applicable maintenance or regulatory standards which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs;

•	increases in the cost of the company's drydocking program or delays in the company's anticipated drydocking schedule;
•
China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Group Co., Ltd.’s ability to complete and deliver the remaining vessels on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements;

•	the possible effects of pending and future legislation in the United States that may limit or eliminate potential U.S. tax benefits resulting from the company's jurisdiction of incorporation;
•	Irish corporate governance and regulatory requirements, which could prove different or more challenging than currently expected; and
•	other factors that we described in the "Risk Factors" sections of the company's periodic reports filed with the Securities and Exchange Commission.

About TBS International plc:
TBS is a fully-integrated transportation service company that provides worldwide shipping solutions to a diverse client base of industrial shippers.  Through the TBS Five Star Service consisting of ocean transportation, operations, logistics, port services, and strategic planning, TBS offers total project coordination and door-to-door supply chain management. The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize and handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East.

Visit our website at www.tbsship.com

For more information, please contact:
     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International plc
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: tbs@capitallink.com